AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 27, 2001
                                                    REGISTRATION NO. ___________
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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        Dimensional Visions Incorporated
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)

                                   23-2517953
                      (I.R.S. Employer Identification No.)

                        Dimensional Visions Incorporated
                       2301 West Dunlap Avenue, Suite 207
                                Phoenix, AZ 85021
                                 (602) 997-1990
    (Address of Registrant's principal executive offices, including zip code)


                            ADVISOR COMPENSATION PLAN
                            (Full title of the Plan)

                     Prentice Hall Corporation System, Inc.
                                1013 Centre Road
                              Wilmington, DE 19805
                                 (302) 998-0595
            (Name, address and telephone number of agent for service)

                                   COPIES TO:
                               Lynne Bolduc, Esq.
                           SENN PALUMBO MEULEMANS, LLP
                       18301 Von Karman Avenue, Suite 850
                              Irvine, CA 92612-1009

                Approximate Date of Proposed Sale to the Public:
   As soon as practicable after this Registration Statement becomes effective.

                         CALCULATION OF REGISTRATION FEE
=========================================================================================================
                                                 Proposed Maximum    Proposed Maximum
Title of Securities               Amount to be    Offering Price    Aggregate Offering       Amount of
 to be Registered                  Registered       per Share              Price         Registration Fee
---------------------------------------------------------------------------------------------------------
Common Stock, $0.001 Par Value(1)   2,500,000         $0.04               $100,000            $25.00
=========================================================================================================

(1) Consists of 1,250,000 shares of common stock issuable to David W. Keaveney and 1,250,000 shares of common stock issuable to Jason M. Genet for consulting services.
(2) The registration fee is based upon the closing bid price of the Shares as of December 26, 2001 calculated pursuant to Rule 457(c).
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
         CROSS REFERENCE SHEET REQUIRED BY ITEM 501(b) OF REGULATION S-K

    Form S-8 Item Number
        and Caption                                      Caption in Prospectus
        -----------                                      ---------------------
1.  Forepart of Registration Statement          Facing Page of Registration
    and Outside Front Cover Page of             Statement and Cover Page of
    Prospectus                                  Prospectus

2.  Inside Front and Outside Back               Inside Cover Page of Prospectus
    Cover Pages of Prospectus                   and Outside Cover Page of
                                                Prospectus

3.  Summary Information, Risk Factors           Not Applicable
    and Ratio of Earnings to Fixed Charges

4.  Use of Proceeds                             Not Applicable

5.  Determination of Offering Price             Not Applicable

6.  Dilution                                    Not Applicable

7.  Selling Security Holders                    Sales by Selling Security Holder

8.  Plan of Distribution                        Cover Page of Prospectus and
                                                Sales by Selling Security Holder

9.  Description of Securities to be             Description of Securities;
    Registered

10. Interests of Named Experts and Counsel      Legal Matters

11. Material Changes                            Not Applicable

12. Incorporation of Certain Information        Incorporation of Certain
    by Reference                                Documents by Reference

13. Disclosure of Commission Position           Indemnification of Directors
    on Indemnification for Securities           and Officers; Undertakings
    Act Liabilities

                            DATED: DECEMBER 27, 2001

                                     PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

     The Registrant incorporates the following documents by reference in the registration statement:

     The Company's Annual Report on Form 10-KSB filed for the fiscal year ended June 30, 2001, the Company's Quarterly Report on Form 10-QSB filed for the quarter ended September 30, 2001 and the description of the Company's Common Stock contained in the Company's Registration Statement on Form SB-2/A dated June 25, 2001.

     All other documents filed in the future by Registrant after the date of this Registration Statement, under Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this Registration Statement which deregisters the securities covered hereunder which remain unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

     The class of securities to be offered is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended. A description of the Registrant's securities is set forth in the Prospectus incorporated as a part of this Registration Statement.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     None.

ITEM 6. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Company's Bylaws and the Delaware Corporation Law provide for indemnification of directors and officers against certain liabilities. Officers and directors of the Company are indemnified generally against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, were not found guilty, and, in any criminal matter, had reasonable cause to believe that their conduct was not unlawful.

     The Company's Certificate of Incorporation further provides that a director of the Company shall not be personally liable for monetary damages to the Company or its shareholders for breach of any fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the unlawful payments of dividends or stock redemption by the Company or (iv) for any transaction from which the director derives an improper personal benefit.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8.  EXHIBITS

        5 Opinion of Senn Palumbo Meulemans, LLP, consent included, relating to the issuance of the shares of securities pursuant to the Consulting Agreement dated December 26, 2001

        10.1    Multimedia/Corporate Imaging Agreement, dated December 7, 2001

        23.1 Consent of Senn Palumbo Meulemans, LLP (contained in their opinion set forth as Exhibit 5)

        23.2    Consent of Kopple & Gottlieb, LLP

ITEM 9. UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Phoenix, State of Arizona, on December 26, 2001.


                                     DIMENSIONAL VISIONS INCORPORATED


                                     /s/ John D. McPhilimy
                                     -------------------------------------------
                                     By:  John D. McPhilimy
                                     Its: President, Chief Executive Officer,
                                          and Director